Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

     LIGAND ELECTS NOT TO EXERCISE OPTION TO PURCHASE X-CEPTOR THERAPEUTICS

     SAN DIEGO, CALIF., APRIL 1, 2003 - Ligand Pharmaceuticals (Nasdaq: LGND) announced today that after careful analysis, the company has decided not to exercise its option to acquire all the outstanding stock of X-Ceptor Therapeutics. Ligand will continue to own approximately 17% of X-Ceptor's stock. Ligand has been a minority equity investor in X-Ceptor since 1999, when Ligand and a group of private investors formed the private company to further the development of orphan nuclear receptor technology to identify new drugs. Ligand retained an option to purchase all, but not less than all, of X-Ceptor's outstanding stock by June 30, 2003.

     "Ligand's top priorities for creating shareholder value in 2003 include accelerating revenue growth from AVINZA and our in-line oncology products, completing patient accrual in two pivotal Phase III studies of Targretin(R) (bexarotene) capsules in non-small cell lung cancer, achieving operating profitability for the year, then generating substantial EPS in 2004," said Paul
V. Maier, Ligand's senior vice president and chief financial officer. "Although acquiring X-Ceptor did not fit with these priorities, we will continue to work closely with their board and management, both through our minority ownership and our board seat, to further the development of this young company."

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to WWW.LIGAND.COM.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These include statements related to company priorities and development of X-Ceptor. Actual events or results may differ from Ligand's expectations. There can be no assurance that the listed priorities will be achieved, or that future development of X-Ceptor will be successful. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's internet site at WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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